Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Record Investment Income of $16.6 Million and Net Investment Income of $0.50 Per Share for the Second Quarter of 2018

Declares Third Quarter 2018 Distribution of $0.36 per Share

Menlo Park, Calif., August 1, 2018 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” "TPVG," “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the second quarter ended June 30, 2018 and declared a third quarter 2018 distribution of $0.36 per share.

Second Quarter 2018 Highlights:

•	Record total investment income of $16.6 million, or $0.93 per share;
•	Earned net investment income of $8.8 million, or $0.50 per share;
•	Record net increase in net assets of $8.4 million, or $0.47 per share;
•	Net asset value increased $0.11 per share to $13.45;
•	Signed $212.0 million of new term sheets and closed $140.4 million of new debt commitments;
•	Funded $52.9 million in debt investments with a 13.4% weighted average annualized portfolio yield at origination;
•	Achieved a 17.2% weighted average annualized portfolio yield on debt investments;
•	Generated a 14.2% return on average equity in the second quarter of 2018;
•	Amazon Inc. closed its acquisition of portfolio company Ring, Inc. and announced its planned acquisition of portfolio company PillPack, Inc.;
•	Ended the quarter with 0.68x leverage ratio;
•	Obtained shareholder approval for reduced asset coverage requirement from 200% to 150%, effective June 22, 2018; and
•	Declared third quarter distribution of $0.36 per share, payable on September 14, 2018.

Year-To-Date 2018 Highlights:

•	Generated total investment income of $29.2 million, or $1.64 per share;
•	Earned net investment income of $14.7 million, or $0.83 per share;
•	Increased net asset value by $0.20 per share;
•	Signed $358.0 million of term sheets and closed $255.4 million of new debt commitments to venture growth stage companies;
•	Funded $90.8 million in debt and equity investments to twelve portfolio companies;
•	Received $58.3 million of repayments and prepayments from three portfolio companies;
•	Amended and renewed our revolving credit facility, increasing funding capacity to $210 million and reducing undrawn rates and applicable margin;
•	Received exemptive relief from the SEC to co-invest with TriplePoint Capital LLC (“TPC”) and/or investment vehicles managed by TPC; and
•	Paid $12.3 million of distributions, or $0.72 per share, bringing total distributions to $6.62 per share since the Company’s initial public offering.

“We had another exceptional quarter of performance and achieved our highest quarterly income since our IPO,” stated Jim Labe, chairman and chief executive officer of the Company. “Demand for our financing is at an all-time high and we are well-positioned for a strong finish for the year.”

“The first half of 2018 once again demonstrated the earnings power of our business model which is focused on lending to and investing in companies backed by select venture capital firms,” stated Sajal Srivastava, president and chief investment officer of the Company. “The financial flexibility from our reduced asset coverage requirement allows us to optimize growth, further diversify the investment portfolio, and generate even higher returns.”

Portfolio and Investment Activity:

During the second quarter of 2018, the Company entered into $140.4 million of new debt commitments, funded 11 debt investments totaling $52.9 million, made one equity investment totaling $0.5 million and acquired warrant investments valued at $1.2 million. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 13.4% at origination. During the quarter, the Company experienced $50.0 million of early principal prepayments from one portfolio company and had principal amortization of $5.5 million on the remaining debt portfolio. The weighted average annualized portfolio yield on debt investments for the second quarter was 17.2%, including the impact of prepayments and other activity, and 13.9% excluding the impact of prepayments. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.1

As of June 30, 2018, the Company held 74 debt investments with 23 companies and 51 warrant and equity investments in 41 companies.  The total cost and fair value of these investments were $399.2 million and $398.4 million, respectively.  Total portfolio investment activity for the three and six months ended June 30, 2018 and 2017 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Beginning portfolio at fair value	$401,258	$328,408	$372,103	$374,311
New debt investments	51,098	54,727	88,066	66,489
Scheduled principal payments from debt investments	(5,469)	(2,734)	(11,345)	(4,660)
Early principal payments, repayments and recoveries	(50,000)	(129,500)	(58,348)	(182,774)
Accretion of debt investment fees	2,861	1,059	5,809	(138)
Payment-in-kind coupon	684	573	1,289	890
New warrant investments	1,246	1,244	1,861	1,401
New equity investments	500	999	750	3,399
Proceeds from the sale of investments	(3,368)	(74)	(3,371)	(74)
Net realized gains (losses)	773	(1,714)	781	(3,395)
Net unrealized gains (losses) on investments	(1,178)	816	810	(1,645)
Ending portfolio at fair value	$398,405	$253,804	$398,405	$253,804

Signed Term Sheets:

During the second quarter of 2018, TPC entered into $212.0 million of non-binding term sheets to venture growth stage companies.  These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company, even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

Unfunded Commitments:

As of June 30, 2018, the Company’s unfunded commitments totaled $203.4 million, of which $87.0 million is dependent upon portfolio companies reaching certain milestones.  Of the $203.4 million of unfunded commitments, $57.9 million will expire during 2018, $75.5 million will expire during 2019 and $70.0 million will expire during 2020, if not drawn prior to expiration.  Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

[1]

The Company’s weighted average annualized portfolio yield on debt investments may be higher than an investor’s yield on an investment in shares of its common stock. The weighted average annualized portfolio yield on debt investments does not reflect operating expenses that may be incurred by the Company. In addition, the Company’s weighted average annualized portfolio yield on debt investments disclosed above does not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of its common stock.

Results of Operations:

Total investment and other income was $16.6 million for the second quarter of 2018, representing a weighted average annualized portfolio yield of 17.2%, as compared to $15.7 million and 19.9%, for the second quarter of 2017.  The increase in investment income and portfolio yield reflected a higher average investment balance offset by lower prepayment and other income as compared to a year ago. For the six months ended June 30, 2018, the Company’s total investment and other income was $29.2 million, as compared to $30.0 million for the six months ended June 30, 2017, representing a year-to-date weighted average annualized portfolio yield on debt investments of 15.6% and 18.2%, respectively.

Operating expenses for the second quarter of 2018 were $7.7 million as compared to $6.8 million for the second quarter of 2017.  Operating expenses for the second quarter of 2018 consisted of $2.5 million of interest expense and amortization of deferred costs, $1.8 million of base management fees, $2.2 million of income incentive fees, $0.4 million of administration agreement expenses and $0.8 million of general and administrative expenses.  Operating expenses for the second quarter of 2017 consisted of $2.1 million of interest expense and amortization of deferred costs, $1.7 million of base management fees, $2.0 million of income incentive fees, $0.3 million of administration agreement expenses and $0.7 million of general and administrative expenses. The Company’s operating expenses were $14.4 million and $13.2 million for the six months ended June 30, 2018 and 2017, respectively.

For the second quarter of 2018, the Company recorded net investment income of $8.8 million, or $0.50 per share, as compared to $8.8 million, or $0.55 per share for the second quarter of 2017. Higher revenue generated in the second quarter of 2018, as compared to the second quarter of 2017, was partially offset by an increase in income incentive fee due to fund performance and higher borrowing costs related to increased benchmark interest rates relative to the prior year. Net investment income for the six months ended June 30, 2018 was $14.7 million, or $0.83 per share compared to $16.7 million, or $1.05 per share during the six months ended June 30, 2017.

During the second quarter of 2018, the Company recorded $0.8 million of net realized gains, or $0.04 per share, compared to net realized losses of $(1.7) million, or $(0.11) per share, for the second quarter of 2017. Net unrealized depreciation for the second quarter of 2018 was $(1.2) million, or $(0.07) per share, mainly consisting of the reversal of previously recognized unrealized gains and losses into realized income. This compares to net unrealized appreciation of $0.8 million, or $0.05 per share, for the second quarter of 2017. The Company’s net realized and unrealized gains and losses were $1.6 million and $(5.1) million for the six months ended June 30, 2018 and 2017, respectively.

The Company’s net increase in net assets resulting from operations for the second quarter of 2018 was approximately $8.4 million, or $0.47 per share, as compared to approximately $7.9 million, or $0.50 per share, for the second quarter of 2017. For the six months ended June 30, 2018, the Company’s net increase in net assets resulting from operations was approximately $16.3 million, or $0.92 per share, as compared to a $11.7 million, or $0.73 per share, for the six months ended June 30, 2017.

Credit Quality:

The Company maintains a credit watch list with borrowers placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. All new loans are initially assigned a rating of White, or 2. As of June 30, 2018, the weighted average investment ranking of the Company’s debt investment portfolio was 1.92, as compared to 2.03 at the end of the prior quarter. Additional information regarding our credit rating methodology is detailed in our Form 10-Q for the three months ended June 30, 2018.

The following table shows the credit rankings for the Company’s debt investments at fair value as of June 30, 2018 and as of December 31, 2017.

	As of June 30, 2018			As of December 31, 2017
Category (dollars in thousands)	Fair Value	% of Debt Investment Portfolio	# of Portfolio Companies	Fair Value	% of Debt Investment Portfolio	# of Portfolio Companies
Clear (1)	$96,618	25.7%	5	$50,901	13.4%	3
White (2)	223,977	59.7	14	274,901	72.3	14
Yellow (3)	43,778	11.7	2	46,368	12.2	3
Orange (4)	10,866	2.9	2	8,136	2.1	1
Red (5)	—	—	—	—	—	—
	$375,239	100.0%	23	$380,306	100.0%	21

Net Asset Value:

As of June 30, 2018, the Company’s net assets were $239.0 million, or $13.45 per share, as compared to $234.9 million, or $13.25 per share, as of December 31, 2017.

Liquidity and Capital Resources:

As of June 30, 2018, the Company had total liquidity of $134.0 million, consisting of cash of $11.0 million and available capacity of $123.0 million under its revolving credit facility, subject to existing advance rates, terms and covenants.

Distribution:

The Company’s board of directors declared a quarterly distribution of $0.36 per share for the third quarter of 2018 payable on September 14, 2018, to stockholders of record as of August 31, 2018.

Subsequent Events:

Since June 30, 2018:

•	The Company funded $18.3 million in new investments; and
•	The Company received $59.3 million in early principal prepayments.

Conference Call:

The Company will host a conference call at 5:00 p.m. Eastern time today, August 1, 2018, to discuss its financial results for the second quarter ended June 30, 2018.  To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through September 1, 2018, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10122753. The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com.  An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations and Media Contact

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2018	December 31, 2017
Assets	(unaudited)
Investments at fair value (amortized cost of $399,168 and $373,669, respectively)	$398,405	$372,103
Short-term investments at fair value (cost of $89,590 and $124,909, respectively)	89,590	124,909
Cash	4,998	4,484
Restricted cash	5,957	5,522
Deferred credit facility costs and other assets	3,733	3,266
Total assets	$502,683	$510,284

Liabilities
Revolving credit facility payable	$87,000	$67,000
2022 Notes, net	72,688	72,433
Payable for U.S. Treasury bill assets	89,590	124,909
Other payables, accrued expenses, and liabilities	14,414	10,997
Total liabilities	$263,692	$275,339

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share (450,000 shares authorized; 17,771 and 17,730 shares issued and outstanding, respectively)	178	177
Paid-in capital in excess of par value	235,969	235,488
Undistributed net investment income	2,949	976
Accumulated net realized gains (losses)	653	(128)
Accumulated net unrealized losses on investments	(758)	(1,568)
Total net assets	$238,991	$234,945
Total liabilities and net assets	$502,683	$510,284

Net asset value per share	$13.45	$13.25

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Investment income
Interest income from investments	$15,410	$14,499	$28,026	$28,751
Other income	1,142	1,183	1,145	1,235
Total investment and other income	16,552	15,682	29,171	29,986

Operating expenses
Base management fee	1,768	1,666	3,296	3,238
Income incentive fee	2,200	1,981	3,687	3,454
Capital gains incentive fee	—	—	—	—
Interest expense and amortization of fees	2,532	2,150	5,050	4,555
Administration agreement expenses	445	338	852	712
General and administrative expenses	807	716	1,539	1,277
Total operating expenses	7,752	6,851	14,424	13,236

Net investment income	8,800	8,831	14,747	16,750

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	773	(1,714)	781	(3,395)
Net change in unrealized gains (losses) on investments	(1,178)	804	810	(1,657)
Net realized and unrealized gains (losses)	(405)	(910)	1,591	(5,052)

Net increase in net assets resulting from operations	$8,395	$7,921	$16,338	$11,698

Basic and diluted net investment income per share	$0.50	$0.55	$0.83	$1.05
Basic and diluted net increase in net assets per share	$0.47	$0.50	$0.92	$0.73
Basic and diluted weighted average shares of common stock outstanding	17,754	16,000	17,742	15,991

WEIGHTED AVERAGE PORTFOLIO YIELD ON DEBT INVESTMENTS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Weighted average portfolio yield on debt investments	17.2%	19.9%	15.6%	18.2%
Coupon income	10.8%	10.6%	10.7%	10.3%
Net amortization and accretion of premiums and discounts	0.9%	0.6%	0.9%	0.7%
Net accretion of end-of-term payments	2.2%	1.8%	2.2%	1.7%
Impact of prepayments	3.3%	6.9%	1.8%	5.5%

Weighted average portfolio yield on debt investments for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.